UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2012

TE CONNECTIVITY LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260
(Commission File Number)

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

(Address of Principal Executive Offices, including Zip Code)

+41 (0)52 633 66 61

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           In connection with its long term equity incentive program, on November 12, 2012, TE Connectivity Ltd. (the “Company”) granted performance stock units (“PSUs”) under the TE Connectivity Ltd. 2007 Stock and Incentive Plan (the “SIP”) to the named executive officers and in the amounts set forth in the table below. The Company sets forth herein information relating to the PSUs granted as this is the initial award of PSUs under the SIP to any of the Company’s principal executive officer, principal financial officer and other named executive officers.

PSUs (#)

Thomas J. Lynch	63,480
Chief Executive Officer

Robert W. Hau	16,320
Executive Vice President and
Chief Financial Officer

Terrence R. Curtin	20,860
Executive Vice President and President,
Industrial Solutions

Joseph B. Donahue	20,860
Executive Vice President and Chief
Operating Officer and
President, Network Solutions

The PSUs granted provide the named executive officer the opportunity to earn shares of the Company’s stock based on the Company’s earnings per share (“EPS”) growth relative to the Standard & Poor’s 500 Non-Financial Companies Index over a three-year performance cycle. In each year of the performance cycle, one-third of the PSUs granted (the “annual target amount”) can be earned based on the predetermined performance schedule. Annually, a minimum threshold must be achieved in order for any portion of the PSUs to be earned. Specifically, in any year that the Company’s EPS growth is within the 45th to 55th percentile of the index, the annual target amount will be reserved for delivery to the named executive officer following completion of the three-year performance cycle. If the Company’s results are higher, up to 200% of the annual target amount will be reserved for delivery. If results are lower, a smaller percentage will be reserved for delivery, and no PSUs will be reserved if the performance threshold has not been met. PSUs that have been reserved will vest at the end of the three-year performance cycle. The named executive officer also will receive dividend equivalent stock units commensurate with the portion of the PSUs that are reserved and vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TE CONNECTIVITY LTD.
(Registrant)

By:	/s/ Harold G. Barksdale
Harold G. Barksdale
Corporate Secretary

Date: November 16, 2012